Exhibit 99.1

TEAM, INC. REPORTS STRONG FIRST QUARTER RESULTS FOR FISCAL YEAR 2008; RAISES FULL YEAR GUIDANCE

ALVIN, TX, October 3, 2007 — Team Inc., (NASDAQ: TISI) today reported a 131 percent increase in net income to $3.5 million ($0.18 per diluted share) for its first quarter ended August 31, 2007 compared to net income of $1.5 million ($0.08 per diluted share) for the corresponding prior year quarter. Earnings per diluted share in both the current and prior year periods reflect the effects of the previously announced stock split on August 29, 2007. For the current year first quarter, total revenues increased 57 percent to $103.5 million.

“We are pleased with our results which reflect continued strong organic growth plus the addition of our recent Aitec acquisition,” reported Phil Hawk, Chairman and CEO. “Reflecting our sustained attractive growth over many years, we are also proud of Team’s recent listing in the Fortune Magazine 2007 List of the 100 Fastest Growing Companies.”

Discussion of First Quarter Performance

For the quarter, revenues in the period ended August 31, 2007 were $103.5 million compared to $65.7 million in the period ended August 31, 2006, an increase of $37.7 million or 57 percent. Team’s current period results include $10.1 million of revenues attributable to the recent Aitec acquisition. Excluding the effect of the Aitec acquisition, Team’s revenues grew organically 42 percent versus the prior year period. Revenues for Team’s TCM Division (Team’s inspection and field heat treating service lines, inclusive of Aitec) were $59.8 million for the current period, up $26.1 million or 78 percent from the prior period. Revenues for Team’s TMS Division (Team’s mechanical service lines of leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting and field valve repair) for the current period were $43.7 million, up $11.6 million or 36 percent from the prior period. The demand across both divisions was favorably affected by an extended Spring turnaround season. In addition, Team has continued its growth in technician capacity – adding 115 technicians in the current period.

Operating income in the period ended August 31, 2007 increased 110 percent to $7.8 million compared to $3.7 million in the period ended August 31, 2006. Operating profit as a percentage of sales was 7.5 percent, up nearly two percentage points versus the prior year. These profit results reflect the strong revenue growth of the business mentioned above, a small decline in gross margin relative to sales, and a significant reduction in SG&A relative to sales.

Gross margin in the period ended August 31, 2007 was $32.3 million compared to $21.8 million in the period ended August 31, 2006, an increase of $10.5 million or 48 percent. Gross margin as a percentage of revenue was 31 percent in the current period compared to 33 percent in the prior period. The decline in gross margin as a percentage of revenue reflects the mix effect resulting from the higher TCM growth rate, the impact of the Aitec acquisition (which currently has lower gross margins), and lower summer labor utilization rates accentuated by our staffing increases.

SG&A in the period ended August 31, 2007 was $24.5 million compared to $18.1 million in the period ended August 31, 2006, an increase of $6.4 million or 36 percent. The increase in SG&A was due to the Aitec acquisition and investments in field infrastructure and personnel to support the growth of the business. SG&A as a percentage of revenues decreased to 24 percent in the current period compared to 28 percent in the prior period.

“We are pleased with our strong growth in profit and profit margin in the quarter. We also remain very pleased and excited about our recent Aitec acquisition and our new colleagues from Aitec. Our experiences to date have affirmed their outstanding service capabilities and fit with Team,” said Hawk.

Team Raises Full Year Guidance

Reflecting the strong results and continued positive outlook, Team has revised upwards its earnings guidance for the full fiscal year ending May 31, 2008. Team now projects that its revenues for the full year will be approximately $425 million and that earnings will be $1.05 to $1.15 per fully diluted share. This new range reflects approximately a 5 percent increase from Team’s previous guidance. “Clearly, our first quarter revenue and profits exceeded our internal expectations, and we are very optimistic about our prospects for the remaining three quarters of the year. However, we caution against getting too far ahead of ourselves after only one quarter’s results,” Phil Hawk continued.

Planned Construction of New Houston HQ, Manufacturing, Distribution, and Training Facility

On October 9, 2007, Team expects to complete a $5 million purchase of nearly fifty acres of land in the Houston area that will become the home of a new multi-use facility encompassing the corporate headquarters, TMS manufacturing, equipment center, and global training activities. The estimated completion and move-in date for the new facility is January 2009.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Thursday, October 4, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 1-888-896-0862 and use conference code #9307836.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty and construction services required in maintaining high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. The Company’s inspection services also serve a broader customer base that includes the aerospace and automotive industries. Recently named by Fortune Magazine as one of the 100 fastest growing public companies, Team offers these services in over 80 locations throughout the United States, Aruba, Canada, Singapore, Trinidad and Venezuela. The Company licenses its proprietary techniques and materials to various companies outside the United States and receives royalties based upon revenues earned by its licensees. Team Inc. common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs, based on current information known to the Company, and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates and market conditions for the Company’s customers, regulatory changes and legal proceedings, and the Company’s successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

TEAM, INC. AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(in thousands, except per share data)

	Three Months Ended August 31,
	2007	2006
	(unaudited)	(unaudited)

Revenues	$103,488	$65,739
Operating expenses	71,181	43,947

Gross margin	32,307	21,792
Selling, general and administrative expenses	24,536	18,090

Operating income	7,771	3,702
Interest expense, net	1,754	1,050

Earnings before income taxes	6,017	2,652
Provision for income taxes	2,505	1,130

Net income	$3,512	$1,522

Earnings per common share:
Net income
Basic	$0.19	$0.09

Diluted	$0.18	$0.08

Weighted average number of shares outstanding:
Basic	18,023	17,298

Diluted	19,585	18,584

Continuing operations data:
Revenues comprised of:
TCM Division	$59,797	$33,653
TMS Division	43,691	32,086

	$103,488	$65,739

Gross margin comprised of:

TCM Division	$17,022	$9,517
TMS Division	15,285	12,275

	$32,307	$21,792

Operating income comprised of:
Industrial Services	$11,465	$7,294
Corporate	(3,694)	(3,592)

	$7,771	$3,702

TEAM, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION

AUGUST 31, 2007 AND MAY 31, 2007

(in thousands)

	August 31, 2007	May 31, 2007
	(unaudited)

Current assets	$120,052	$107,513
Net property, plant and equipment	38,910	35,166
Other non-current assets	53,266	28,375

Total assets	$212,228	$171,054

Current liabilities	$40,677	$37,284
Long term debt net of current maturities	81,227	48,774
Other non-current liabilities and minority interests	827	793
Stockholders’ equity	89,497	84,203

Total liabilities and stockholders’ equity	$212,228	$171,054

CONTACT:	Team, Inc., Alvin
Ted W. Owen, 281-331-6154